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                                                                     Exhibit 5.1


                              OWEN NACCARATO, ESQ.
                             NACCARATO & ASSOCIATES
                       18301 Von Karman Avenue, Suite 430
                                Irvine, CA 92612
               Telephone: (949) 851-9261 Facsimile: (949) 851-9262


January 31, 2007

VIA ELECTRONIC TRANSMISSION

Division of Corporate Finance
100 F Street N.E., Stop 7010
Washington, D.C. 20549

Re:         Dalrada Financial Corporation
            Form SB-2 Registration Statement

Dear Sir or Madam:

         We have acted as counsel for Dalrada Financial Corporation ("DFCO"), a Delaware corporation (the "Company"), in connection with its Registration Statement on Form SB-2 and subsequent amendments (the "Registration Statement") being filed with the Securities and Exchange Commission relating to the registration for resale of up 1,200,000 shares of common stock or 30% of the float which represents a portion of the shares underlying the $5,000,000 in convertible debentures issued on February 13, 2006. Pursuant to the Subscription Agreement for $5,000,000 entered into, DFCO issued convertible debentures bearing 15% annual interest rate, two year due date, to the following: 1) $3,500,000 to the Longview Fund LP, 2) $1,005,000 to the Longview Equity Fund, LP, and 3) $495,000 to the Longview International Equity Fund, L.P.

         In connection with the foregoing, we have examined, among other things, the Registration Statement and originals or copies, satisfactory to us, of all such corporate records and of all such other agreements, certificates and documents (including instruments evidencing or setting forth the terms and provisions of the Convertible Securities) as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Company.

         Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

            Very truly yours,


            /s/ Owen Naccarato, Esq.
                Naccarato & Associates